Filed pursuant to Rule 424(b)(3)

Registration No. 333-239495

PROSPECTUS

GENIUS BRANDS INTERNATIONAL, INC.

59,523,812 Shares of Common Stock

The selling stockholders of Genius Brands International, Inc. (“we,” “us” or the “Company”) identified in this prospectus, including their pledgees, donees, transferees, assigns or other successors in interest, may offer and resell under this prospectus up to 59,523,812 shares of our common stock. The number of shares offered for resale consists of 59,523,812 shares of our common stock that were previously issued upon the conversion of our Senior Secured Convertible Notes (each a “Note” and collectively, the “Secured Convertible Notes”). The Secured Convertible Notes were issued by the Company to the selling stockholders, each of whom is an accredited investor, in a private placement transaction that closed on March 17, 2020 pursuant to or in connection with a securities purchase agreement, dated March 11, 2020, by and among the Company and the purchasers named therein (the “March 2020 SPA”).

These shares of common stock will be resold from time to time by the entities and persons listed in the section titled “Selling Stockholders” on page 7, which we refer to as the selling stockholders. The shares of common stock offered under this prospectus by the selling stockholders were issued upon the conversion of the Secured Convertible Notes. We are not selling any securities under this prospectus and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby, including legal and accounting fees.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 9.

Our common stock is quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “GNUS.” On July 6, 2020, the last reported sale price of our common stock was $2.66 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS JULY 6, 2020.

TABLE OF CONTENTS

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INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the documents incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean Genius Brands International, Inc., together with its subsidiaries.

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PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the U.S. Securities and Exchange Commission, or SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 3.

Overview

Genius Brands International, Inc. is a global content and brand management company that creates and licenses multimedia content. Led by experienced industry personnel, we distribute our content in all formats as well as a broad range of consumer products based on our characters. In the children’s media sector, our portfolio features “content with a purpose” for toddlers to tweens, which provides enrichment as well as entertainment. New intellectual property titles include the preschool property Rainbow Rangers, which debuted in November 2018 on Nickelodeon and which was renewed for a second season, and preschool property Llama Llama, which debuted on Netflix in January 2018 and was renewed by Netflix for a second season. Our library titles include the award winning Baby Genius, adventure comedy Thomas Edison’s Secret Lab® and Warren Buffett’s Secret Millionaires Club, created with and starring iconic investor Warren Buffett which is distributed across our Genius Brands Network on Comcast’s Xfinity on Demand, AppleTV, Roku, Amazon Fire, YouTube, Amazon Prime, Cox, Dish, Sling and Zumo as well as Connected TV. We are also developing an all-new animated series, Stan Lee’s Superhero Kindergarten with Stan Lee’s Pow! Entertainment, Oak Productions and Alibaba. Arnold Schwarzenegger lends his voice as the lead and is also an Executive Producer on the series. The show will be broadcast in the United States on Amazon Prime and the Company’s wholly owned distribution outlet, Kartoon Channel!

In addition, we act as licensing agent for Penguin Young Readers, a division of Penguin Random House LLC who owns or controls the underlying rights to Llama Llama, leveraging our existing licensing infrastructure to expand this brand into new product categories, new retailers, and new territories.

Recent Financings

March 2020 Secured Convertible Note and Warrant Private Placement

On March 11, 2020, we entered into the March 2020 SPA with certain accredited investors (each an “Investor” and collectively, the “Investors”) pursuant to which we agreed to sell and issue (1) the Secured Convertible Notes to the Investors in the aggregate principal amount of $13,750,000 and $11,000,000 funding amount (reflecting an original issue discount of $2,750,000) and (2) warrants to purchase 65,476,190 shares of our common stock, exercisable for a period of five years at an initial exercise price of $0.26 per share (the “Warrants”), for consideration consisting of (i) a cash payment of $7,000,000, and (ii) full recourse cash secured promissory notes payable by the Investors to the Company (each, an “Investor Note” and collectively, the “Investor Notes”) in the principal amount of $4,000,000 (the “Investor Notes Principal”) (collectively, the “March 2020 Financing”). Andy Heyward, our Chairman and Chief Executive Officer, participated as an Investor and invested $1,000,000 in connection with the March 2020 Financing, all of which was paid at the closing and not pursuant to an Investor Note. The Special Equities Group, LLC, a division of Bradley Woods & Co. LTD, acted as placement agent and received warrants to purchase 6,547,619 shares at an exercise price of $0.26 per share (the “Placement Agent Warrants”).

The closing of the sale and issuance of the Secured Convertible Notes, the Warrants and the Placement Agent Warrants occurred on March 17, 2020 (the “Closing Date”). The maturity date of the Secured Convertible Notes was September 30, 2021 and the maturity date of the Investor Notes was March 11, 2060.

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The Company agreed to hold a stockholder meeting (the “Stockholder Meeting”), by no later than May 15, 2020, to approve the issuance of shares of our common stock issuable under the Secured Convertible Notes and pursuant to the terms of the SPA for the purposes of compliance with the stockholder approval rules of The Nasdaq Stock Market (“Stockholder Approval”) and the Company was obligated to continue to seek Stockholder Approval every 90 days until such approval was obtained. Pursuant to the terms of the SPA, the Secured Convertible Notes and the Warrants, the Company agreed that the following would apply or become effective only following Stockholder Approval: (1) the conversion price of the Secured Convertible Notes would be reduced to $0.21 per share and may be further reduced to any amount and for any period of time deemed appropriate by the board of directors of the Company, (2) the exercise price of the Warrants would be immediately reduced to $0.21 per share and may be further reduced to any amount and for any period of time deemed appropriate by the board of directors of the Company, (3) the Secured Convertible Notes and Warrants would each have full ratchet anti-dilution protection for subsequent financings (subject to certain exceptions), (4) existing warrant holders that participated in the Financing (representing warrants to purchase an aggregate of 8,715,229 shares of our common stock) would have their existing warrants’ exercise prices reduced to $0.21 and (5) the investors would have a most favored nations right which provides that if the Company enters into a subsequent financing, then the Investors (together with their affiliates) at their sole discretion shall have the ability to exchange their Secured Convertible Notes on a $1 for $1 basis into securities issued in the new transaction. Additionally, in the event that any warrants or options (or any similar security or right) issued in a subsequent financing include any terms more favorable to the holders thereof (less favorable to the Company) than the terms of the Warrants, the Warrants shall be automatically amended to include such more favorable terms.

On May 15, 2020, the Company received the necessary Stockholder Approval in connection with the Nasdaq proposals described above. As a result, the conversion price of the Secured Convertible Notes and the exercise price of the Warrants were each reduced to $0.21. In addition, existing warrant holders that participated in the Financing (representing warrants to purchase an aggregate of 8,715,229 shares of our common stock) also had their existing warrants’ exercise prices reduced to $0.21. On June 23, 2020, the Investors prepaid the Investor Notes and converted all of the Notes into an aggregate of 59,523,812 shares of our common stock. In connection with such agreement to prepay the Investor Notes and convert all of the Notes into shares of our common stock, we agreed to file this registration statement covering the resale of such shares of common stock and use our commercially reasonable efforts to cause such registration statement to be declared effective as promptly as practicable.

March 2020 Securities Purchase Agreement

On March 22, 2020, we entered into a Securities Purchase Agreement with certain long standing investors (the “March Investors”), pursuant to which we agreed to issue and sell, in a registered direct offering by the Company directly to the March Investors, an aggregate of 4,000,000 shares of our common stock, at an offering price of $0.2568 per share for gross proceeds of approximately $1.0 million before deducting offering expenses.

May 2020 Securities Purchase Agreements

On May 7, 2020, we entered into a Securities Purchase Agreement with certain long standing investors (the “May 7th Investors”), pursuant to which we agreed to issue and sell, in a registered direct offering by the Company directly to the May 7th Investors, an aggregate of 8,000,000 shares of our common stock, at an offering price of $0.35 per share for gross proceeds of approximately $2.8 million before deducting offering expenses.

On May 8, 2020, we entered into a Securities Purchase Agreement with certain long standing investors (the “May 8th Investors”), pursuant to which we agreed to issue and sell, in a registered direct offering by the Company directly to the May 8th Investors, an aggregate of 12,000,000 shares of our common stock, at an offering price of $0.454 per share for gross proceeds of approximately $5.448 million before deducting offering expenses.

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On May 18, 2020, we entered into a Securities Purchase Agreement with certain long standing investors (the “May 18th Investors”), pursuant to which we agreed to issue and sell, in a registered direct offering by the Company directly to the May 18th Investors, an aggregate of 7,500,000 shares of our common stock, at an offering price of $1.20 per share for gross proceeds of approximately $9.0 million before deducting offering expenses (the “May 18th Registered Offering”).

On May 28, 2020, we entered into a Securities Purchase Agreement with certain long standing investors (the “May 28th Investors”), pursuant to which we agreed to issue and sell, in a registered direct offering by the Company directly to the May 28th Investors, an aggregate of 20,000,000 shares of our common stock, at an offering price of $1.50 per share for gross proceeds of approximately $30.0 million before deducting offering expenses (the “May 28th Registered Offering”).

Company Information

We were incorporated in California on January 3, 2006 and reincorporated in Nevada in October 2011. We commenced operations in January 2006, assuming all of the rights and obligations of our then Chief Executive Officer, under an Asset Purchase Agreement between us and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. In October 2011, we (i) changed our domicile to Nevada from California, and (ii) changed our name to Genius Brands International, Inc. from Pacific Entertainment Corporation (the “Reincorporation”). In connection with the Reincorporation, we changed our trading symbol from “PENT” to “GNUS.”

Our principal executive offices are located at 190 N. Canon Drive, 4th Floor, Beverly Hills, California 90210. Our telephone number is 310-273-4222. We maintain an Internet website at www.gnusbrands.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review and consider the risk factors in the sections entitled “Risk Factors” contained in our most recent annual report on Form 10-K, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC, and all other information contained in this prospectus and incorporated by reference into the prospectus before purchasing our securities. The risks and uncertainties described therein are not the only ones facing our Company. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words, such as “anticipate,” “could,” “continue,” “contemplate,” “estimate,” “expect,” “will,” “may,” “potential,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These include statements, among other things, statements regarding:

•	our ability to generate revenue or achieve profitability;

•	our ability to obtain additional financing on acceptable terms, if at all;

•	the potential resale of a significant amount of shares of our common stock that were issued upon conversion of the Notes and exercise of the Warrants;

•	fluctuations in the results of our operations from period to period;

•	general economic and financial conditions;

•	our ability to anticipate changes in popular culture, media and movies, fashion and technology;

•	competitive pressure from other distributors of content and within the retail market;

•	our reliance on and relationships with third-party production and animation studios;

•	our ability to market and advertise our products;

•	our reliance on third-parties to promote our products;

•	our ability to keep pace with technological advances;

•	performance of our information technology and storage systems;

•	a disruption or breach of our internal computer systems;

•	our ability to retain key personnel;

•	the impact of federal, state or local regulations on us or our vendors and licensees;

•	our ability to protect and defend against litigation, including intellectual property claims;

•	the volatility of our stock price;

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•	the marketability of our stock;

•	our broad discretion to invest or spend the proceeds of our financings in ways with which our stockholders may not agree and may have limited ability to influence; and

•	other risks and uncertainties, including those listed in the section on “Risk Factors.”

Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially from those set forth in forward-looking statements. The uncertainties that may cause differences include, but are not limited to: our need for additional funds to finance our operations; our history of losses; anticipated continuing losses and uncertainty of future financing; market acceptance of our services; the sufficiency of our existing capital resources; competition from other companies; the risk of technological obsolescence; uncertainties related to our ability to obtain intellectual property protection for our technology; and dependence on officers, directors and other individuals.

We will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the SEC, including our reports on Forms 10-K, 10-Q and 8-K. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

USE OF PROCEEDS

We are not selling any securities in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby, including legal and accounting fees.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below, including their pledgees, donees, transferees, assigns or other successors in interest, of up to an aggregate 59,523,812 shares of our common stock previously issued to the selling stockholders upon conversion of the Secured Convertible Notes at a conversion price of $0.21. The Secured Convertible Notes were issued by us to accredited investors pursuant to or in connection with the March 2020 Financing.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, as of June 25, 2020. The percentage of shares beneficially owned prior to the offering is based on 217,649,328 shares of our common stock outstanding as of June 25, 2020. The number of shares in the column “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Security Holder	Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering (1)	% of Shares of Common Stock Beneficially Owned After Offering (1)
Empery Asset Master, LTD. (2)	357,143	357,143	0	0%
Empery Debt Opportunity Fund, LP (3)	8,482,143	8,482,143	0	0%
Empery Tax Efficient, LP (4)	89,286	89,286	0	0%
Richard Molinsky (5)	505,953	505,953	0	0%
L1 Capital Global Opportunities Master Fund (6)	3,071,429	3,071,429	0	0%
Iroquois Master Fund Ltd. (7)	2,088,333	2,083,333	5,000	*
Iroquois Capital Investment Group, LLC (8)	3,869,048	3,869,048	0	0%
CVI Investments, Inc. (9)	5,952,381	5,952,381	0	0%
Brio Capital Master Fund Ltd. (10)	3,115,212	3,110,119	5,093	*
Brio Select Opportunities Fund, LP (11)	5,223,214	5,223,214	0	0%
Anson Investments Master Fund LP (12)	17,857,143	17,857,143	0	0%
M3A LP (13)	5,952,381	5,952,381	0	0%
Bruce Hankerson (14)	595,238	595,238	0	0%
32 Entertainment LLC (15)	648,810	648,810	0	0%
Jaime Taicher (16)	620,001	333,334	286,667	*
K. Tucker Andersen (17)	1,292,857	892,857	400,000	*
Hudson Bay Master Fund Ltd (18)	700,000	500,000	200,000	*
*	Less than 1%.

(1)	Assumes the sale of the maximum number of shares of common stock to be sold pursuant to this prospectus.

(2)	Includes 357,143 shares of Common Stock issued upon conversion of $75,000 aggregate principal amount of Notes. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The selling stockholder’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(3)	Includes 8,482,143 shares of Common Stock issued upon conversion of $1,781,250 aggregate principal amount of Notes. Empery Asset Management LP, the authorized agent of Empery Debt Opportunity Fund, LP (“EDOF”), has discretionary authority to vote and dispose of the shares held by EDOF and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EDOF. EDOF, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The selling stockholder’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

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(4)	Includes 89,286 shares of Common Stock issued upon conversion of $18,750 aggregate principal amount of Notes. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The selling stockholder’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(5)	Includes 505,953 shares of Common Stock issued upon conversion of $106,250 aggregate principal amount of Notes. The selling stockholder’s address is 51 Lords Hwy East, Weston, CT 06883.

(6)	Includes 3,071,429 shares of Common Stock issued upon conversion of $645,000 aggregate principal amount of Notes. David Feldman is the natural person with voting and dispositive power over the shares held by L1 Capital Global Opportunities Master Fund. The selling stockholder’s address is 161A Shedden Road, 1 Artillery Court, Grand Cayman, Cayman Islands KY1-1001.

(7)	Includes 2,083,333 shares of Common Stock issued upon conversion of $437,500 aggregate principal amount of Notes. Richard Abbe has the sole authority and responsibility for the investments made on behalf of Iroquois Capital Investment Group LLC (“ICIG”) as its managing member and shares authority and responsibility for the investments made on behalf of Iroquois Master Fund Ltd. (the “Fund”) with Kimberly Page, each of whom is a director of the Fund. As such, Mr. Abbe may be deemed to be the beneficial owner of all shares of common stock held by and underlying the Secured Convertible Notes (subject to the Blockers) held by, the Fund and ICIG. Iroquois Capital Management L.L.C. (“Iroquois”) is the investment manager for the Fund and Mr. Abbe is the President of Iroquois. Each of the Iroquois Funds and the selling stockholders disclaims any beneficial ownership of any such shares of common stock, except to the extent of their pecuniary interest therein. The selling stockholder’s address is 125 Park Ave., 25th Fl. New York, NY 10017.

(8)	Includes 3,869,048 shares of Common Stock issued upon conversion of $812,500 aggregate principal amount of Notes. Richard Abbe has the sole authority and responsibility for the investments made on behalf of ICIG as its managing member and shares authority and responsibility for the investments made on behalf of the Fund with Kimberly Page, each of whom is a director of the Fund. As such, Mr. Abbe may be deemed to be the beneficial owner of all shares of common stock held by and underlying Secured Convertible Notes (subject to the Blockers) held by, the Fund and ICIG. Iroquois is the investment manager for the Fund and Mr. Abbe is the President of Iroquois. Each of the Iroquois Funds and the selling stockholders disclaims any beneficial ownership of any such shares of common stock, except to the extent of their pecuniary interest therein. The selling stockholder’s address is 125 Park Ave., 25th Fl. New York, NY 10017.

(9)	Includes 5,952,381 shares of Common Stock issued upon conversion of $1,250,000 aggregate principal amount of Notes. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial owner of the shares. CVI is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale of shares pursuant to this prospectus. The selling stockholder’s address is c/o Heights Capital Management, 101 California St., Suite 3250, San Francisco, CA 94111.

(10)	Includes 3,110,119 shares of Common Stock issued upon conversion of $653,125 aggregate principal amount of Notes. Shaye Hirsch is the natural person with voting and dispositive power over the shares held by Brio Capital Master Fund Ltd. The selling stockholder’s address is 100 Merrick Road Suite 401W, Rockville Centre, NY 11570.

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(11)	Includes 5,223,214 shares of Common Stock issued upon conversion of $1,096,875 aggregate principal amount of Notes. Shaye Hirsch is the natural person with voting and dispositive power over the shares held by Brio Select Opportunities Fund, LP. The selling stockholder’s address is 100 Merrick Road Suite 401W, Rockville Centre, NY 11570.

(12)	Includes 17,857,143 shares of Common Stock issued upon conversion of $3,750,000 aggregate principal amount of Notes. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the securities held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The selling stockholder’s address is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(13)	Includes 5,952,381 shares of Common Stock issued upon conversion of $1,250,000 aggregate principal amount of Notes. Ari Morris is the natural person with voting and dispositive power over the shares held by M3A LP. The selling stockholder’s address is 150 Greenwich Street, Floor 29, New York, NY 10007.

(14)	Includes 595,238 shares of Common Stock issued upon conversion of $125,000 aggregate principal amount of Notes. The selling stockholder’s address is 4132 Carrollwood Village Drive, Tampa, FL 33618.

(15)	Includes 648,810 shares of Common Stock issued upon conversion of $136,250 aggregate principal amount of Notes. Robert Wolf is the natural person with voting and dispositive power over the shares held by 32 Entertainment LLC. The selling stockholder’s address is 9 Westerleigh Road, Purchase, NY 10577.

(16)	Includes 333,334 shares of Common Stock issued upon conversion of $70,000 aggregate principal amount of Notes. The selling stockholder’s address is 525 East 86th Street, Apt 5F, New York, NY 10028.

(17)	Includes 892,857 shares of Common Stock issued upon conversion of $187,500 aggregate principal amount of Notes. The selling stockholder’s address is Above All Advisors, 369 Lexington Avenue, Suite 305, New York, NY 10017.

(18)	Includes 500,000 shares of Common Stock issued upon conversion of $105,000 aggregate principal amount of Notes. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The selling stockholder’s address is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

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PLAN OF DISTRIBUTION

Each Selling Stockholder (the “selling stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

Squar Milner LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this Registration Statement. Our financial statements are incorporated by reference in reliance on Squar Milner LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at http://www.gnusbrands.com. The information contained on our web site is not included or incorporated by reference into this prospectus. In addition, our common stock is listed for trading on The Nasdaq Capital Market under the symbol “GNUS.” You can read and copy reports and other information concerning us at the offices of the Financial Industry Reporting Authority located at 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 30, 2020.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 18, 2020;

•	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed on May 7, 2020, May 8, 2020, May 15, 2020, May 18, 2020, May 28, 2020, May 29, 2020, June 18, 2020 and June 23, 2020;

•	Our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on April 14, 2020 as supplemented by the DEFA14A filed on May 12, 2020; and

•	The description of our common stock contained in Exhibit 4.13 in our Form 10-K filed on March 30, 2020.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by calling us at (310) 373-4222 or by writing to us at the following address:

Genius Brands International, Inc.

190 N. Canon Drive, 4th Floor

Beverly Hills, CA 90210

Attn: Robert Denton

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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Genius Brands International, Inc.

59,523,812 Shares of Common Stock

PROSPECTUS

July 6, 2020